UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2024

Codexis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

(650) 421-8100

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CDXS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 13, 2024, Codexis, Inc. (the “Company”) entered into a loan and security agreement (the “Loan Agreement”) with Innovatus Life Sciences Lending Fund I, LP, a Delaware limited partnership (“Innovatus”) as collateral agent and the Lenders listed on Schedule 1.1 thereto, pursuant to which Innovatus, as a Lender, has agreed to make certain term loans to the Company in the aggregate principal amount of up to $40.0 million (the “Term Loans”). Funding of the first $30.0 million tranche was completed on February 13, 2024. The Company will be eligible to draw on a second tranche of $10.0 million upon achievement of certain milestones, including the achievement of certain trailing twelve month net product revenue and certain ratio of Indebtedness (as defined in the Loan Agreement) to its then Market Capitalization (as defined in the Loan Agreement).

The Company is entitled to make interest-only payments for thirty-six months, or up to forty-eight months if certain conditions are met. The Term Loans will mature on the 5th anniversary of the initial funding date, and will bear interest at a floating rate of the sum of (a) the greater of (i) Primate Rate (as defined in the Loan Agreement) and (ii) 7.50%, plus (b) 3.25%.

The Loan Agreement is secured by substantially all assets of the Company. Proceeds will be used for working capital purposes and to fund Company’s general business requirements. The Loan Agreement contains customary representations and warranties and covenants, subject to customary carve outs, and includes financial covenants related to liquidity and net product revenue, with the latter beginning with the period ending September 30, 2024.

In connection with the Term Loans, the Company is required to issue to Innovatus a warrant (the “Warrants”) to purchase an aggregate of 424,028 shares of the Company’s common stock at an exercise price of $2.83 per share. The Warrants may be exercised on a cashless basis, and are immediately exercisable through the 10th anniversary of the initial funding date. The number of shares of common stock for which each Warrant is exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in such Warrant.

The descriptions of the Loan Agreement and the Warrants contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Loan Agreement which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the form of Warrant filed as Exhibit 4.1 attached hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Loan Agreement is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Warrants is incorporated by reference into this Item 3.02. The issuance of shares of the Company’s common stock underlying the Warrants will be made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Form of Warrant to Purchase Common Stock for Codexis, Inc.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CODEXIS, INC.

Date: February 13, 2024	By:	/s/ Sriram Ryali
Sriram Ryali
Chief Financial Officer